Exhibit 99.1

FOR RELEASE, Friday, September 23, 2011	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS
Year Over Year Net Orders Up 40%; Homes in Backlog Up 22%
LOS ANGELES (September 23, 2011) — KB Home (NYSE: KBH), one of the nation’s premier homebuilders, today reported results for its third quarter ended August 31, 2011. Highlights and developments include the following:
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Revenues in the third quarter of 2011 totaled $367.3 million, down 27% from $501.0 million in the third quarter of 2010. The decrease was mainly due to a decline in housing revenues, reflecting a 31% year-over-year decrease in the number of homes delivered to 1,603, which was partly offset by a 6% year-over-year increase in the average selling price to $227,400.

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The Company reported a net loss of $9.6 million, or $.13 per diluted share, for the quarter ended August 31, 2011, compared to a net loss of $1.4 million, or $.02 per diluted share, for the corresponding period of 2010. The 2011 third quarter net loss included $1.2 million of noncash charges for inventory impairments and land option contract abandonments, compared to $3.4 million of similar charges in the year-earlier quarter.

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The Company ended the 2011 third quarter with a total of $590.6 million of cash, cash equivalents and restricted cash, of which $113.2 million was restricted. The Company’s debt balance at August 31, 2011 was $1.59 billion, down $188.8 million from $1.78 billion at November 30, 2010, largely due to the repayment of $100.0 million in aggregate principal amount of 6 3/8% senior notes upon their August 15, 2011 maturity.

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Company-wide net orders increased 40% to 1,838 in the third quarter of 2011 from 1,314 in the corresponding period of 2010. At August 31, 2011, the Company had 2,657 homes in backlog, representing projected future housing revenues of approximately $559.3 million, compared to a backlog

Headquarters 10990 Wilshire Boulevard. Los Angeles, California Tel: 310.231.4000 Fax: 310.231.4222 kbhome.com of 2,169 homes at August 31, 2010, representing projected future housing revenues of approximately $455.3 million.
“We achieved encouraging operational and financial results in the third quarter despite the ongoing difficult housing environment,” said Jeffrey Mezger, president and chief executive officer. “We generated year-over-year growth in both net orders and backlog in all four of our operating regions. We also improved our bottom line results by narrowing our net loss substantially from the second quarter, and continued our sequential improvement in key financial metrics in 2011, including our housing gross margin and selling, general and administrative expense ratio. During the quarter, we repaid $100 million of senior notes at their scheduled maturity, while remaining focused on maintaining an ample cash balance. Our next scheduled debt maturity is in 2014.”
“Our strategic actions over the past several quarters of investing in attractive land positions, opening new communities, and reducing construction and overhead costs are yielding measurable results,” continued Mezger. “We remain carefully focused on extending and sustaining the positive sequential trends we have established, and ending the year with a strong fourth quarter, giving us momentum as we enter 2012.”
Total revenues of $367.3 million in the quarter ended August 31, 2011 decreased 27% from the year-earlier quarter, reflecting a 31% decline in the number of homes delivered, partly offset by a 6% increase in the average selling price. The Company delivered 1,603 homes in the 2011 third quarter, compared to 2,320 homes delivered in the year-earlier quarter. The year-over-year declines in homes delivered and revenues were largely due to the impact of the April 30, 2010 expiration of the federal homebuyer tax credit, which elevated deliveries and revenues in the 2010 third quarter. The Company’s average selling price increased to $227,400 in the third quarter of 2011 from $214,200 in the year-earlier quarter. Land sale revenues totaled $.1 million in the third quarter of 2011 and $1.9 million in the third quarter of 2010.
The Company’s homebuilding business posted operating income of $1.4 million for the quarter ended August 31, 2011, following operating losses in the prior two quarters of 2011. For the year-earlier quarter, homebuilding operating income totaled $8.4 million. The year-over-year decline in homebuilding operating income reflected lower gross profits, which were partly offset by reduced selling, general and administrative expenses.
The decrease in gross profits in the third quarter of 2011 from the corresponding quarter of 2010 resulted from fewer homes delivered and a lower housing gross margin. The Company’s third quarter housing gross margin decreased to 16.9% in 2011 from 17.5% in 2010. The current quarter included $7.4 million of favorable warranty adjustments resulting from trends in the Company’s overall warranty claims experience on homes previously delivered, which were partly offset by $1.2 million of inventory impairment and land option contract abandonment charges. In the year-earlier quarter, the Company had $3.4 million of inventory impairment and land option contract abandonment charges. Excluding the effect of the inventory-related charges, the current quarter’s housing gross margin would have been 17.2%, down from 18.2% in the year-earlier quarter. The decline was largely the result of reduced leverage from a lower volume of homes delivered and a shift in product mix, partly offset by the warranty adjustments. However, the current quarter’s housing gross margin continued to trend favorably on a sequential basis, improving from 13.4% and 14.9% in the first and second quarters of 2011, respectively.
Selling, general and administrative expenses decreased by $18.4 million, or 23%, to $60.2 million in the third quarter of 2011 from $78.6 million in the year-earlier quarter, reflecting the Company’s ongoing actions to streamline its organizational structure and reduce overhead, the recovery of legal expenses from insurance carriers and a lower volume of homes delivered. As a percentage of housing revenues, the Company’s selling, general and administrative expenses were 16.5% in the third quarter of 2011, improving on a sequential basis from 25.4% in the first quarter and 23.2% in the second quarter of 2011. In the third quarter of 2010, this ratio was 15.8%.
Interest expense, net of amounts capitalized, decreased to $12.3 million in the third quarter of 2011 from $16.2 million in the year-earlier quarter, mainly due to a reduction in the amount of debt outstanding and an increase in the amount of interest capitalized as a result of a higher balance of inventory qualifying for interest capitalization.
The Company’s financial services operations, which included the Company’s equity interest in an unconsolidated mortgage banking joint venture, generated pretax income of $1.1 million for the current quarter and $2.4 million for the year-earlier quarter. The equity in loss of the unconsolidated mortgage banking joint venture was $.9 million in the third quarter of 2011, compared to equity in income of $1.0 million in the year-earlier quarter. The Company’s unconsolidated mortgage banking joint venture stopped accepting loan applications and offering mortgage banking services in late June 2011. Also in late June, the Company entered into a marketing services agreement with MetLife Home Loans, a division of MetLife Bank, N.A., under which MetLife Home Loans offers a wide array of financing options and mortgage loan products to the Company’s homebuyers at all of its communities nationwide.
The Company posted total pretax losses of $9.6 million and $6.7 million for the third quarters of 2011 and 2010, respectively. The Company recorded a net loss of $9.6 million, or $.13 per diluted share, for the third quarter of 2011, including an after-tax charge of $2.5 million to record a valuation allowance against the net deferred tax assets generated from the quarter’s loss. In the third quarter of 2010, the Company generated a net loss of $1.4 million, or $.02 per diluted share, including a similar after-tax charge of $3.0 million.
The Company’s net orders in the third quarter of 2011 increased 40% on a year-over-year basis, driving the quarter-end number of homes in backlog above the year-earlier level. Third quarter 2011 net orders increased to 1,838, up from 1,314 in the year-earlier period. Net orders rose in each of the Company’s four geographic regions, with increases ranging from 22% in the Central region to 73% in the West Coast region. The favorable year-over-year comparisons partly reflected activity from recently opened communities as well as depressed net orders in the year-earlier period due to the impact of the expiration of the federal homebuyer tax credit last year. The cancellation rate as a percentage of gross orders was 29% in the third quarter of 2011 and 33% in the year-earlier quarter. The Company’s backlog at the end of the current quarter totaled 2,657 homes, a 22% increase from the 2,169 homes in backlog at the end of the third quarter of 2010. Projected future housing revenues from homes in backlog at August 31, 2011 totaled approximately $559.3 million, a 23% increase from projected future housing revenues of approximately $455.3 million at August 31, 2010, reflecting a higher number of homes in backlog across all of the Company’s regions.
For the nine months ended August 31, 2011, Company-wide revenues totaled $836.0 million, down 27% from $1.14 billion for the year-earlier period. The decrease was mainly due to lower housing revenues. The number of homes delivered in the first nine months of fiscal 2011 decreased 30% year over year to 3,817, while the average selling price increased 4% to $217,400. The Company posted a net loss of $192.7 million, or $2.50 per diluted share, for the nine months ended August 31, 2011, including noncash charges of $77.2 million for inventory and joint venture impairments and land option contract abandonments, a $37.3 million loss on loan guaranty, and an after-tax charge of $73.3 million to record a valuation allowance against net deferred tax assets. In the nine months ended

August 31, 2010, the Company generated a net loss of $86.8 million, or $1.13 per diluted share, including noncash charges of $16.7 million for inventory impairments and land option contract abandonments, and a $37.0 million after-tax charge to record a valuation allowance against net deferred tax assets.
The Conference Call on the Third Quarter 2011 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the company has built more than half a million quality homes. KB Home’s signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. In addition to meeting strict ENERGY STAR® guidelines, all KB homes are highly energy efficient to help lower monthly utility costs for homeowners, which the Company demonstrates with its proprietary KB Home Energy Performance Guide™ (EPG). A leader in utilizing state-of-the-art sustainable building practices, KB Home was named the #1 Green Homebuilder in a 2010 study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; legal or regulatory proceedings or claims, including an involuntary bankruptcy and other legal proceedings involving the South Edge, LLC residential development joint venture located in Las Vegas, Nevada in which we are a participant; the confirmation by the bankruptcy court of a consensual plan of reorganization for South Edge, LLC and the implementation of such a plan in accordance with the consensual agreement effective June 10, 2011 among the Company, the administrative agent for the lenders to South Edge, LLC, several of those lenders, and certain of the other members of South Edge, LLC and their respective parent companies; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count and open new communities), revenue growth and cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs, including The Open SeriesTM; the impact of our unconsolidated mortgage banking joint venture with a subsidiary of Bank of America, N.A. ceasing to accept loan applications effective June 27, 2011 and ceasing to offer mortgage banking services to our homebuyers after June 30, 2011; the manner in which our homebuyers are offered and obtain residential consumer mortgage loans and mortgage banking services; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months and Three Months Ended August 31, 2011 and 2010
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months
	2011	2010	2011	2010

Total revenues	$835,994	$1,139,033	$367,316	$501,003

Homebuilding:
Revenues	$829,816	$1,133,846	$364,532	$498,821
Costs and expenses	(933,725)	(1,178,991)	(363,093)	(490,415)

Operating income (loss)	(103,909)	(45,145)	1,439	8,406

Interest income	776	1,628	123	603
Interest expense	(36,902)	(52,108)	(12,342)	(16,183)
Equity in income (loss) of unconsolidated joint ventures	(55,865)	(4,679)	64	(1,947)

Homebuilding pretax loss	(195,900)	(100,304)	(10,716)	(9,121)

Financial services:
Revenues	6,178	5,187	2,784	2,182
Expenses	(2,481)	(2,639)	(829)	(754)
Equity in income (loss) of unconsolidated joint venture	(376)	5,946	(888)	996

Financial services pretax income	3,321	8,494	1,067	2,424

Total pretax loss	(192,579)	(91,810)	(9,649)	(6,697)
Income tax benefit (expense)	(100)	5,000	—	5,300

Net loss	$(192,679)	$(86,810)	$(9,649)	$(1,397)

Basic and diluted loss per share	$(2.50)	$(1.13)	$(.13)	$(.02)

Basic and diluted average shares outstanding	77,004	76,866	77,047	76,909

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31,	November 30,
	2011	2010

Assets

Homebuilding:
Cash and cash equivalents	$477,406	$904,401
Restricted cash	113,186	115,477
Receivables	79,180	108,048
Inventories	1,900,580	1,696,721
Investments in unconsolidated joint ventures	51,255	105,583
Other assets	78,382	150,076

	2,699,989	3,080,306

Financial services	21,828	29,443

Total assets	$2,721,817	$3,109,749

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$117,593	$233,217
Accrued expenses and other liabilities	582,233	466,505
Mortgages and notes payable	1,586,703	1,775,529

	2,286,529	2,475,251

Financial services	3,321	2,620
Stockholders’ equity	431,967	631,878

Total liabilities and stockholders’ equity	$2,721,817	$3,109,749

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2011 and 2010
(In Thousands — Unaudited)

	Nine Months		Three Months
	2011	2010	2011	2010
Homebuilding revenues:

Housing	$829,663	$1,129,477	$364,457	$496,898
Land	153	4,369	75	1,923

Total	$829,816	$1,133,846	$364,532	$498,821

	Nine Months		Three Months
	2011	2010	2011	2010
Costs and expenses:

Construction and land costs
Housing	$723,886	$940,840	$302,834	$409,890
Land	199	4,356	74	1,923

Subtotal	724,085	945,196	302,908	411,813
Selling, general and administrative expenses	172,310	233,795	60,185	78,602
Loss on loan guaranty	37,330	—	—	—

Total	$933,725	$1,178,991	$363,093	$490,415

	Nine Months		Three Months
	2011	2010	2011	2010
Interest expense:

Interest incurred	$88,101	$90,105	$29,090	$30,001
(Gain) on early extinguishment of debt/loss on voluntary termination of credit facility	(3,612)	1,802	—	—
Interest capitalized	(47,587)	(39,799)	(16,748)	(13,818)

Total	$36,902	$52,108	$12,342	$16,183

	Nine Months		Three Months
	2011	2010	2011	2010
Other information:

Depreciation and amortization	$3,296	$4,233	$1,028	$1,388
Amortization of previously capitalized interest	52,746	79,454	21,733	27,685

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2011 and 2010
(Unaudited)

	Nine Months		Three Months
	2011	2010	2011	2010
Average sales price:

West Coast	$321,800	$335,700	$334,800	$352,200
Southwest	159,500	159,500	170,200	160,200
Central	170,700	162,500	168,000	163,800
Southeast	196,800	163,100	198,800	173,400

Total	$217,400	$208,100	$227,400	$214,200

	Nine Months		Three Months
	2011	2010	2011	2010
Homes delivered:

West Coast	1,101	1,440	524	600
Southwest	573	912	232	337
Central	1,449	1,934	611	855
Southeast	694	1,142	236	528

Total	3,817	5,428	1,603	2,320

Unconsolidated joint ventures	1	79	—	24

	Nine Months		Three Months
	2011	2010	2011	2010
Net orders:

West Coast	1,527	1,372	581	335
Southwest	735	850	259	186
Central	1,963	2,067	677	556
Southeast	913	1,182	321	237

Total	5,138	5,471	1,838	1,314

Unconsolidated joint ventures	—	62	—	16

Backlog data:	August 31, 2011		August 31, 2010
(Dollars in thousands)	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
West Coast	629	$211,360	455	$165,546
Southwest	301	51,262	220	34,490
Central	1,207	199,503	1,052	171,577
Southeast	520	97,205	442	83,703

Total	2,657	$559,330	2,169	$455,316

Unconsolidated joint ventures	—	$—	20	$7,480

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Nine Months and Three Months Ended August 31, 2011 and 2010
(In Thousands, Except Percentages — Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and land option contract abandonment charges is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Housing Gross Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges
The following table reconciles the Company’s housing gross margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges:

	Nine Months		Three Months
	2011	2010	2011	2010

Housing revenues	$829,663	$1,129,477	$364,457	$496,898
Housing construction and land costs	(723,886)	(940,840)	(302,834)	(409,890)

Housing gross margin	105,777	188,637	61,623	87,008
Add: Inventory impairment and land option contract abandonment charges	23,456	16,739	1,162	3,377

Housing gross margin, excluding inventory impairment and land option contract abandonment charges	$129,233	$205,376	$62,785	$90,385

Housing gross margin as a percentage of housing revenues	12.7%	16.7%	16.9%	17.5%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	15.6%	18.2%	17.2%	18.2%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before pretax, noncash inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.